Rosenberg Rich

Baker Berman

& Company

A PROFESSIONAL ASSOCIATION OF

CERTIFIED PUBLIC ACCOUNTANTS

380 Foothill Road    P.O. Box 6483  Bridgewater, NJ  08807-0483

Phone: 908-231-1000   FAX: 908-231-6894

Website:  www.rrbb.com   E-Mail: info@rrbb.com

To the Board of Directors

China International Enterprises Corp.

We consent to the incorporation in the Form 8-K/A of Moving Bytes, Inc. of our report dated April 24, 2004, except for Note 19, as to which the date is June 5, 2005 on our audit of the financial statements of Shenzhen Hengtaifeng Technology Co., Ltd. for the fiscal year ended December 31, 2003, which report is incorporated in the Form 8-K/A.

Rosenberg Rick Baker Berman & Company

Bridgewater, New Jersey

October 28, 2005